Exhibit (d)(25)(a)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

BLACKROCK INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of November 1, 2018 to the Investment Sub-Advisory Agreement dated May 1, 2014, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and BlackRock Investment Management, LLC (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Section 2. Section 2(a) of the Agreement is hereby amended to replace the second sentence with the following:

The Subadviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the negotiation and execution of investment documentation and agreements, including, without limitation, swaps, futures, options, repurchase, and other agreements with counterparties, on the Fund’s behalf as the Subadviser deems appropriate from time to time in order to carry out its responsibilities hereunder, provided the Subadviser provides TAM the opportunity to review the collateral schedule to master repurchase agreements, all subject to the provisions of the Trust’s Declaration of Trust and By-Laws, as may be amended from time to time and provided to the Subadviser (collectively, the “Governing Documents”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”), interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, investment policies and restrictions of the Fund referred to above, any written instructions and directions of the Board or TAM provided to the Subadviser from time to time in advance and agreed to by the Subadviser.

Section 2(a) of the Agreement is also hereby amended to add the following paragraph to the end of the Section: The Subadviser may, as permitted by rule, regulation or position of the staff of the SEC, utilize the personnel of its affiliates, including foreign affiliates, in providing services under this Agreement, provided that the Subadviser remains solely responsible for the provision of services under this Agreement.

2.

Schedule A. Schedule A to the Agreement is hereby deleted and replaced with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Investment Sub-Advisory Agreement dated May 1, 2014, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of November 1, 2018.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Director, Investments

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Michael T. Ferraro
Name:	Michael T. Ferraro
Title:	Director

SCHEDULE A

as November 1, 2018

Fund	Investment Subadvisory Fee*
Transamerica BlackRock Global Allocation VP	0.42% of the first $100 million 0.32% over $100 million up to $3 billion 0.31% in excess of $3 billion

Transamerica BlackRock Global Real Estate Securities VP**	0.34% of the first $250 million; 0.32% over $250 million up to $750 million; 0.30% over $750 million

Transamerica BlackRock Government Money Market VP***	0.024%

*	As a percentage of average daily net assets on an annual basis.
**

The average daily net assets for the purpose of calculating the Investment Subadvisory Fee will be determined on a combined basis with Transamerica Global Real Estate Securities, a series of Transamerica Funds.

***	The average daily net assets for the purpose of calculating the Investment Subadvisory Fee will be determined excluding assets that are invested in a BlackRock money market fund.

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